EXHIBIT 10.6
                            Old Line Bancshares, Inc.
                                  Old Line Bank
                         Board of Directors Compensation

         Director compensation for Old Line Bancshares, Inc. and Old Line Bank is established by their respective Boards of Directors or the Compensation Committees of their respective Boards of Directors and is periodically reviewed and amended.

Cash Compensation
-----------------

         Effective January 1, 2005, the Old Line Bank has established a new policy for director cash compensation.

         For 2005, each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, will receive $400 for each attended meeting of the Board of Directors, and $200 for each attended meeting of the Asset & Liability Committee, the Loan/Loan Review Committee, the Real Estate Committee and the Nominating Committee, and $300 for each attended meeting of the Audit Committee and the Compensation Committee. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also will receive a $250 quarterly retainer. The Chairman of the Board will receive annual compensation of $30,000 and the Vice Chairman will receive annual compensation of $15,000. Old Line Bank reserves the right to change these amounts.

         Old Line Bancshares, Inc. has not paid cash remuneration, direct or otherwise, to its directors since its incorporation. It is expected that unless and until Old Line Bancshares, Inc. becomes actively involved in additional businesses other than owning all the capital stock of Old Line Bank, no separate cash compensation will be paid to the directors of Old Line Bancshares, Inc. in addition to that paid to them by Old Line Bank in their capacities as directors of Old Line Bank. Old Line Bancshares, Inc. reserves the right to change this policy.

Equity Compensation
-------------------

         In addition to cash compensation, since 1997, Old Line Bancshares, Inc. or Old Line Bank (prior to Old Line Bank's reorganization into the holding company structure) has granted options in December of each year to its non-employee directors. Historically, each non-employee director was granted an option to purchase 750 shares. For 2004, Old Line Bancshares, Inc. increased the 750 amount to 1,000, and intends to grant options to purchase 1,000 shares of its common stock to its non-employee directors in December 2005. It is anticipated that the options will be granted at fair market value, will be exercisable immediately, and will expire on the tenth anniversary of the grant date. It is also anticipated that the options will terminate (if not exercised) on the first anniversary of the termination of the director's service on the Board of Directors. Old Line Bancshares, Inc. reserves the right to change this policy.